Exhibit 5.1

	LAS VEGAS OFFICE 3800 Howard Hughes Parkway Seventh Floor Las Vegas, NV 89169 Tel: 702.792.7000 Fax: 702.796.7181	RENO OFFICE 5585 Kietzke Lane Reno, NV 89511 Tel: 775.852.3900 Fax: 775.852.3982

las vegas office	SUMMERLIN OFFICE 3425 Cliff Shadows Parkway Suite 150 Las Vegas, NV 89129 Tel: 702.693.4260 Fax: 702.939.8457	CARSON CITY OFFICE 510 W. Fourth Street Carson City, NV 89703 Tel: 775.882.1311 Fax: 775.882.0257
December 17, 2007
Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta T2R 0B2
Canada

Re:	Gran Tierra Energy Inc. Amendment No. 3 to Registration Statement on Form S-1
Ladies and Gentlemen:
We have acted as special Nevada counsel for Gran Tierra Energy Inc., a Nevada corporation (the “Company”), in connection with amendment No. 3 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission covering the resale of up to 3,942,856 outstanding shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), 14,787,300 shares of the Company’s Common Stock issuable upon exchange of exchangeable shares of Gran Tierra Goldstrike, Inc., an indirect subsidiary of Grant Tierra Energy Inc. (the “Exchangeable Shares”), and 2,825,059 shares of Common Stock issuable upon the exercise of warrants (the “Warrant Shares”), to be sold by the selling stockholders identified in the Registration Statement.
We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinion, we have relied upon representations made by the Company in documents examined by us and representations of the Company’s officers.
Based on such examination and subject to the limitations hereinabove provided, we are of the opinion that, under the statutes of the State of Nevada, including the rules and regulations promulgated thereunder and reported Nevada judicial decisions, and under the Company’s articles of incorporation and the Company’s bylaws, the Company had, or will have in the case of the Warrant Shares and Exchangeable Shares, the full power and authority to issue the Shares, Exchangeable Shares, and Warrant Shares and that such Shares, Exchangeable Shares, and Warrant Shares are, or will be in the case of the Exchangeable Shares and Warrant Shares, subject to compliance with the terms of the applicable warrant, validly authorized, legally issued, fully paid and non-assessable.
We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement and to the use of our firm name under the caption “Legal Matters” in the Registration Statement. It is

Gran Tierra Energy, Inc. December 17, 2007 Page 2
understood that this opinion is to be used only in connection with the offer and resale of the Shares, Exchangeable Shares and Warrant Shares while the Registration Statement is in effect.
Very truly yours,
/s/ Kummer Kaempfer
KUMMER KAEMPFER BONNER RENSHAW & FERRARIO